FOR INFORMATION CONTACT:
Varian Medical Systems
Spencer Sias (650) 424-5782

For Immediate Release

Steven A. Leibel Appointed to Board of Directors for Varian Medical Systems

PALO ALTO, Calif., October 1, 2007 - Varian Medical Systems, Inc. (NYSE:VAR) today announced that Dr. Steven A. Leibel, MD, professor of radiation oncology at the Stanford University School of Medicine and the Ann and John Doerr Medical Director of the Stanford Cancer Center, has been appointed to the company’s Board of Directors, replacing Dr. Allen S. Lichter, MD who has retired from the board in order to devote full attention to his duties as CEO of the American Society of Clinical Oncology. Leibel has also been appointed to the board's Nominating and Corporate Governance Committee.

“We are grateful for the wisdom and contributions that Allen Lichter gave to us and we are very pleased that Steve Leibel has agreed to join us as his replacement,” said Richard M. Levy, board chairman for Varian Medical Systems. “Steve is a proven leader who brings considerable experience and expertise in both radiation oncology and medical management to our board.”

Leibel, 61, has been the medical director of the Stanford Cancer Center and professor of oncology at the Stanford University Medical School since 2004. He also has served as associate director of clinical research and care at the Stanford Cancer Center since 2005. Prior to joining Stanford, Dr. Leibel served as chairman of the radiation oncology department at Memorial Sloan-Kettering Cancer Center in New York. He has also served on the medical staffs at Mercy Medical Center in New York, Phelps Memorial Hospital in New York, St. Clare’s Hospital in New Jersey, the University of California at San Francisco, Letterman Army Medical Center in San Francisco, and the Johns Hopkins University School of Medicine. Leibel has served in teaching positions at the University of California in San Francisco and The Johns Hopkins University School of Medicine.

Leibel earned his M.D. degree at the University of California, San Francisco in 1972 and a B.S. degree in Human Biology at Michigan State University in 1970.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,400 people who are located at manufacturing sites in North America and Europe and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.